Exhibit 10.25

DATA SHARING AGREEMENT

This Data Sharing Agreement (the "Agreement") is entered into between Polomar Health ("PoloMar") and PaxMedica, Inc. ("PaxMedica") on this ______________ day of ____________, 2023.

WHEREAS, PaxMedica owns a patent filing related to the potential use of emodin/piperine in the treatment of neurodevelopment conditions and desires to collaborate with PoloMar on PoloMar's planned clinical trial of emodin extract with piperine as a potential non-prescription treatment for Autism Spectrum Disorder (ASD);

WHEREAS, PaxMedica's collaboration with PoloMar will enable the advancement of a clinical study using emodin extract/piperine, potentially providing valuable data for PaxMedica's own emodin/piperine formulation as a potential pipeline pharmaceutical product;

WHEREAS, PaxMedica has agreed to contribute one hundred thousand US dollars ($100,000.00) in funding to support the clinical trial and may provide limited clinical operations support;

WHEREAS, PoloMar will be the owner of all clinical data resulting from the trial, but is willing to share the data with PaxMedica under certain conditions;

WHEREAS, PoloMar has exclusive rights to develop and commercialize any non-prescription (supplement or over-the-counter) products related to emodin and piperine;

WHEREAS, PaxMedica seeks exclusive rights to develop and commercialize any prescription products related to emodin and piperine specifically in the treatment of ASD;

WHEREAS, PoloMar agrees to grant PaxMedica exclusive worldwide use of its clinical data for the development and commercialization of prescription products related to emodin and piperine in the treatment of ASD;

WHEREAS, both PaxMedica and PoloMar agree to coordinate public announcements regarding the collaboration and the disclosure of data from the trial;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Collaboration on Clinical Trial: PaxMedica shall collaborate with PoloMar on PoloMar's planned clinical trial of emodin extract with piperine as a potential non-prescription treatment for ASD.
2.

Funding and Support: PaxMedica shall contribute one hundred thousand US dollars ($100,000.00) in funding towards the clinical trial. Additionally, subject to further discussion and agreement between the parties, PaxMedica may provide limited clinical operations support, including but not limited to assistance with protocol design, regulatory compliance, and data management.

3.	Ownership and Sharing of Clinical Data: PoloMar shall be the sole owner of all clinical data resulting from the trial.

a.	Ownership: PoloMar shall be the sole owner of all clinical data resulting from the trial, including but not limited to patient data, laboratory results, and statistical analyses.
b.

Data Sharing: PoloMar agrees to share the clinical data with PaxMedica for the sole purpose of advancing the development of prescription products related to emodin and piperine in the treatment of ASD. Such data sharing shall be subject to the following provisions:

i.

Exclusive Use: PaxMedica shall have exclusive worldwide use of PoloMar's clinical data for the development and commercialization of prescription products related to emodin and piperine in the treatment of ASD. PaxMedica may analyze, interpret, and utilize the clinical data to support its own research, development, regulatory submissions, and commercialization efforts.

ii.

Data Access: PoloMar shall provide PaxMedica with timely access to the clinical data, including raw data, statistical analyses, study reports, and any other relevant information necessary for PaxMedica's development and commercialization activities.

iii.

Data Confidentiality: PaxMedica agrees to treat the clinical data received from PoloMar as confidential and shall not disclose such data to any third party without the prior written consent of PoloMar, except as required by applicable law or regulatory authorities.

4.	Intellectual Property:
a.

Patent Rights: PaxMedica acknowledges that it already owns a patent filing related to the potential use of emodin/piperine in the treatment of neurodevelopment conditions. PaxMedica agrees that PoloMar's clinical data shared under this Agreement does not confer any ownership or rights to PaxMedica's existing patent filing.

b.

New Inventions: Any new inventions, discoveries, or intellectual property arising from the collaboration and the analysis of the clinical data shall be owned by the party making such invention or discovery, as determined by applicable laws and regulations.

5.	Commercial Rights:
a.

Non-prescription Products: PoloMar shall have exclusive rights to develop and commercialize any non-prescription (supplement or over-the-counter) products related to emodin and piperine. PaxMedica shall not have any rights to develop or commercialize such products without the prior written consent of PoloMar.

b.

Prescription Products: PaxMedica shall be granted exclusive worldwide rights to develop and commercialize any prescription products related to emodin and piperine specifically in the treatment of ASD. As such, PoloMar grants PaxMedica exclusive worldwide use of its clinical data for the development, regulatory submissions, and commercialization of such prescription products.

6.

Public Announcements: Both PaxMedica and PoloMar shall coordinate public announcements regarding their collaboration and the disclosure of data from the clinical trial, ensuring mutual agreement on the timing and content of such announcements.

7.

Confidentiality: The parties shall treat all non-public information shared under this Agreement as confidential and shall not disclose such information to any third party without the written consent of the disclosing party, except as required by applicable law or regulatory authorities.

8.	Transaction Expenses: Each Party will be responsible for its own legal, accounting and other transaction costs in the execution of any agreements with PaxMedica.
9.

Term and Termination: This Agreement shall commence on the effective date and shall remain in effect until completion of the clinical trial or until terminated by either party in writing. Either party may terminate this Agreement with written notice to the other party in the event of a material breach that remains uncured for a period of thirty (30) days.

10.

Governing Law and Jurisdiction: The interpretation and enforcement of this agreement shall be governed by the internal laws of the State of Delaware. In the event of a dispute or disagreement under any binding provisions of this Letter of Intent or under the terms of the Definitive Agreement, the parties shall use good faith efforts to resolve their issues first through direct negotiations and if necessary, through a mediation process but if that process does not result in a negotiated agreement, the parties are free to pursue their remedies in the courts of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Data Sharing Agreement as of the date first above written.

PAXMEDICA INC.

By:	/s/ Howard Weisman
Howard Weissman, its duly-authorized
Chief Executive Officer

POLOMAR HEALTH

By: ________________________

____________________________,

its duly-authorized _____________